Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-161379

$250,000,000

3.90% First and Refunding Mortgage Bonds, Series 2011E,

Due 2041

SUMMARY OF TERMS

Security:	3.90% First and Refunding Mortgage Bonds, Series 2011E, Due 2041

Issuer:	Southern California Edison Company

Principal Amount:	$250,000,000

Ratings of Securities*:	A1 / A / A+ (Moody’s / S&P / Fitch)

Trade Date:	November 17, 2011

Settlement Date:	November 22, 2011 (T+3)

Maturity:	December 1, 2041

Benchmark US Treasury:	3.750% due August 15, 2041

Benchmark US Treasury Yield:	2.952%

Spread to Benchmark US Treasury:	T+98 bps

Reoffer Yield:	3.932%

Coupon:	3.90%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	June 1, 2012

Public Offering Price:	99.438%

Optional Redemption:	Callable at any time prior to June 1, 2041, in whole or in part, at a “make whole” premium of T+15 bps. At any time on or after June 1, 2041, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 FT5 / US842400FT52

Joint Book-running Managers:	Deutsche Bank Securities Inc. (“Deutsche Bank”) Samuel A. Ramirez & Company, Inc. (“Ramirez & Co.”) UBS Securities LLC (“UBS”) Wells Fargo Securities, LLC (“Wells Fargo”)

Co-managers:	RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Mitsubishi UFJ Securities (USA), Inc. Lebenthal & Co., LLC MFR Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611 for Deutsche Bank, by calling 1-800-888-4086 for Ramirez & Co., by calling 1-877-827-6444 ext. 561-3884 for UBS, or by calling 1-800-326-5897 for Wells Fargo.